Exhibit 10.26

Execution Version

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of September 28, 2012 (the “Effective Date”), is by and between Sky Growth Holdings Corporation, a Delaware corporation (“Parent”), and Par Pharmaceutical, Inc., a Delaware corporation and indirect subsidiary of Parent (“Par”, and collectively with Parent, “Employer”), on the one hand, and Patrick LePore (“Executive”), on the other.

RECITALS:

WHEREAS, Par was acquired by Parent as of the date hereof (the “Acquisition”);

WHEREAS, as a result of the Acquisition, Parent will succeed Par Pharmaceutical Companies, Inc. a Delaware Corporation (“Par Companies”) as the ultimate parent holding company of Par;

WHEREAS, following the Acquisition, Executive will continue to be employed by Employer through the Employment Term in order to assist in the transition in executive leadership, and in that capacity will serve as Executive Chairman of Parent;

WHEREAS, in order to reflect such terms and conditions, the parties hereto desire to amend and restate Executive’s Employment Agreement dated as of November 2, 2010 (the “Prior Employment Agreement”); and

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto hereby agree as follows:

1. Employment.

1.1. General. Employer shall employ Executive as of the Effective Date in the capacity of Executive Chairman of Parent at the compensation rate and benefits set forth in Section 2 hereof for the Employment Term (as defined in Section 3.1). Executive shall perform and carry out such duties and responsibilities that are reasonably consistent with Executive’s positions and responsibilities and this Agreement as may be assigned to him by Employer. Executive shall report to Parent’s Board of Directors (the “Board”). Executive hereby accepts such employment, subject to the terms and conditions herein contained.

1.2. Time Devoted to Position. Executive, during the Employment Term, shall devote at least fifty percent (50%) of his business time, attention and skills to the business and affairs of Employer. During the Employment Term, Executive may not, without the prior written consent of Parent, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, director, consultant, agent or representative of, any type of business or service; provided that Employer shall not unreasonably withhold consent to Executive serving as a director on the board of directors of one or more companies other than Parent or Par if (i) such companies’ activities are not in competition, directly or indirectly, with those of Employer and (ii) the amount of time and attention required of Executive to satisfy his obligations as such a director are not reasonably likely to detract from the execution of his duties and responsibilities hereunder in any material respect. Employer hereby consents to Executive’s activities as a director, as set forth on Exhibit B, as may be amended by the Board from time to time; provided that the Board may only revoke its approval of Executive serving on a board listed on Exhibit B, which such revocation shall be effective no earlier than thirty (30) days following written notice to Executive, if the Board reasonably determines that Executive’s continued service on such board is likely to constitute a breach of Executive’s fiduciary duties to Par or Parent.

1.3. Removal of Par Companies as Party. On and after the Effective Date, Par Companies shall no longer be a party to this Agreement.

2. Compensation and Benefits.

2.1. Salary. Par shall pay to Executive, and Executive shall accept, as full compensation for any and all services to be rendered by him during the Employment Term to Employer in all capacities, including, but not limited to, all services that may be rendered by him to any of Parent’s subsidiaries, entities and organizations, presently existing or hereafter formed, organized or acquired, directly or indirectly, by Parent (each, a “Subsidiary” and collectively, the “Subsidiaries”), the following: (i) (A) until October 1, 2012, a base salary at the annual rate of $950,000 (Nine Hundred Fifty Thousand Dollars) (the “Base Salary”) and (B) on and after October 1, 2012, a base salary at the annual rate of $300,000 (Three Hundred Thousand Dollars); and (ii) any additional bonus and the benefits set forth in Sections 2.2, 2.3 and 2.4. Any amount payable under this Section 2.1 shall be payable in accordance with the regular payroll practices of Par applicable to senior executives, less such deductions as shall be required to be withheld by applicable law and regulations.

2.2. Bonus.

2.2.1. Subject to Section 3.3, for 2012 Executive shall be eligible to receive an annual bonus during the Employment Term in such amount (if any) as determined by the Board, in its sole discretion, based on such performance criteria as it deems appropriate. Although this Section 2.2.1 does not guarantee any specific bonus figures, it is understood that Executive’s annual bonus target shall be equal to 100% (one hundred percent) of his Base Salary; provided that Executive’s annual bonus for 2012 will be pro-rated at 75% (seventy-five percent) to reflect his service as President and Chief Executive Officer of Par for the period between January 1, 2012 and the date hereof; and provided further that Executive will not be entitled to any annual bonus for the period beginning on October 1, 2012 through then end of the Employment Term. At the time the Board determines the Executive’s eligibility for a bonus, the Board shall set forth all material terms of the bonus arrangement in a written document. Par shall pay any bonus earned by March 1 following the end of the calendar year during which the bonus was earned.

2.2.2. Notwithstanding any other provision of this Agreement, if the Board determines that Employer is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances, Executive shall be required to reimburse Employer for any bonus or other incentive compensation received by Executive to the extent required by and otherwise in accordance with applicable law and any Employer policies.

2.3. Equity Awards. Executive shall be eligible to participate in long-term incentive plans, including, without limitation, stock option, restricted stock, and similar equity plans of Parent as may be offered from time to time. All long-term incentive awards shall be subject to, and governed by, the terms of the long-term incentive plan and award agreements pursuant to which such awards are granted.

2.4. Executive Benefits.

2.4.1. Expenses. Par shall promptly reimburse Executive for expenses he reasonably incurs in connection with the performance of his duties hereunder (including business travel and entertainment expenses) all in accordance with Par’s policies with respect thereto as in effect from time to time.

2.4.2. Employer Plans. Executive shall be eligible to participate in such employee benefit and welfare plans and programs, subject to the terms thereof, as Employer may from time to time generally offer or provide to executive officers of Parent or its Subsidiaries, including, but not limited to, participation in life insurance, health and accident, medical plans and programs and profit sharing and retirement plans in accordance with the terms and conditions of such plans and programs.

2.4.3. Vacation. Executive shall be eligible for four (4) weeks of paid vacation for the 2012 calendar year, to be accrued and used in accordance with and subject to Employer’s policies with respect to vacation pay as in effect from time to time.

2.4.4. Life Insurance. Employer shall obtain (provided, that Executive qualifies on a non-rated basis) a term life insurance policy, the premiums of which shall be borne by Employer and the death benefits of which shall be payable to Executive’s estate, or as otherwise directed by Executive, in the amount of $3 million throughout the Employment Term.

2.4.5. Automobile. Employer shall provide Executive with an automobile cash allowance of one thousand and fifty dollars ($1,050) (gross) per month.

2.5. Investment in Parent Shares. As of the closing of the Acquisition, Executive (or a family limited partnership that is a Permitted Transferee (as defined the management stockholders’ agreement referenced below)) shall make an investment (which is expected to be four million dollars ($4 million)) in shares of common stock of Parent and Parent shall issue such shares to Executive, subject to Parent and Executive executing a subscription agreement in a form acceptable to Parent and Parent and Executive executing a management stockholders’ agreement in a form acceptable to Parent.

3. Employment Term; Termination.

3.1. Employment Term. Executive’s employment hereunder shall commence on the Effective Date and, except as otherwise provided in Section 3.2, shall continue until the later of (x) five (5) days following the date on which all bonuses owing to Executive in respect of 2012 (including, without limitation, any bonus earned with respect to the 2012 Anchen Integration Bonus Opportunity) are paid to Executive or (y) January 31, 2013 (the “Employment

Term”). Upon expiration or termination of the Employment Term pursuant to Sections 3.2.1 through 3.2.6, inclusive, Executive shall be released from any duties hereunder (except as set forth in Section 4) and the obligations of Employer to Executive shall be as set forth in Section 3.3 only.

3.2. Events of Termination. The Employment Term shall terminate upon the occurrence of any one or more of the following events:

3.2.1. Death. In the event of Executive’s death, the Employment Term shall terminate on the date of his death.

3.2.2. Without Employer’s Material Breach By Executive. Executive may terminate the Employment Term at any time during such Employment Term for any reason or no reason whatsoever by giving written notice of termination to Employer. The date of termination for this Section 3.2.2 shall be thirty (30) days after the notice of termination is given. Employer shall have the option of excluding Executive from Employer’s premises and restricting Executive from performing work for Employer during the notice period.

3.2.3. Disability. In the event of Executive’s Disability (as hereinafter defined), Employer may terminate the Employment Term by giving a written notice of termination to Executive. The notice of termination shall specify the date of termination, which date shall not be earlier than thirty (30) days after the notice of termination is given. For purposes of this Agreement, “Disability” means disability, as defined in any long-term disability insurance policy provided by Employer and insuring Executive, or, in the absence of any such policy, the inability of Executive for 180 days in any consecutive twelve (12) month period to substantially perform his duties hereunder as a result of a physical or mental illness, all as determined in good faith by the Board.

3.2.4. For Cause By Employer. Employer may terminate the Employment Term for “Cause,” based on factors determined in good faith by Employer as set forth in a notice of termination to Executive. For purposes of this Agreement, “Cause” means (a) Executive’s conviction of, guilty or no contest plea to, or confession of guilt of, a felony or crime involving moral turpitude; (b) an act or omission by Executive in connection with his employment that constitutes fraud, criminal misconduct, breach of fiduciary duty, dishonesty, gross negligence, malfeasance, willful misconduct, or other conduct that is materially harmful or detrimental to Employer; (c) a material breach by Executive of this Agreement; (d) a continuing or other failure by Executive to perform such duties as are assigned to Executive by Employer in accordance with this Agreement, other than a failure resulting from a Disability; (e) Executive’s knowingly taking any action on behalf of Employer or any of its affiliates without appropriate authority to take such action; and/or (f) Executive’s knowingly taking any action in conflict of interest with Employer or any of its affiliates given Executive’s position with Employer.

3.2.5. Without Cause By Employer. Employer may terminate the Employment Term for any reason or no reason whatsoever (other than for the reasons set forth elsewhere in this Section 3.2) by giving a notice of termination to Executive. The Notice of Termination shall specify the date of termination, which date shall not be earlier than thirty (30) days after the notice of termination is given or such shorter period if Par shall pay to Executive the amount that would have been earned under Section 2.1 between the thirty (30) day period and such shorter period in accordance with Par’s regular payroll practices.

3.2.6. Employer’s Material Breach. Executive may terminate the Employment Term upon Employer’s material breach of this Agreement and the continuation of such breach so long as Executive has provided written notice to Employer of a material breach (which notice shall identify the manner in which Employer has materially breached this Agreement) within ninety (90) days of the initial existence of the breach, and afforded Employer no less than thirty (30) days for cure of such breach. Employer is not required to pay severance under Section 3.3.2 when Employer cures the material breach identified in Executive’s notice within thirty (30) days of Employer’s receipt of the notice. Employer’s material breach of this Agreement shall mean (a) the failure of Employer to make any payment that it is required to make hereunder to Executive when such payment is due; (b) the assignment to Executive, without Executive’s express written consent, of duties materially inconsistent with his positions, responsibilities and status with Employer, or a significant reduction in Executive’s reporting responsibilities, titles or offices or any plan, act, scheme or design to constructively terminate Executive, or any removal of Executive from his positions with Employer, except in connection with the termination of the Employment Term by Employer for Cause, without Cause or Disability or as a result of Executive’s death or voluntary resignation or by Executive other than pursuant to this Section 3.2.6; (c) a material reduction by Employer in Executive’s Base Salary; or (d) a permanent reassignment of Executive’s primary work location, without the consent of Executive, to a location more than thirty-five (35) miles from Employer’s executive offices in Woodcliff Lake, New Jersey.

3.3. Certain Obligations of Employer Following Termination of the Employment Term. Following termination of the Employment Term under the circumstances described below, Par shall pay to Executive or his estate, as the case may be, the following compensation and provide the following benefits; provided, however that Employer shall only pay such compensation and provide such benefits if Executive incurs a separation from service under Treas. Reg. § 1.409A-1(h), and all references to “termination of employment” and similar or correlative phrases shall be construed to require a “separation from service” (as so defined after giving effect to the presumptions contained therein). All lump-sum payments owed by Employer shall be made to Executive within forty-five (45) days of the date of termination in accordance with Par’s regular payroll practices. As a condition to the receipt of any payments or benefits under this Section 3.3, Executive must execute, within thirty (30) days after the date of termination, Employer’s standard form of Release Agreement, the present form of which is attached as Exhibit A hereto.

3.3.1. For Cause. In the event that the Employment Term is terminated by Employer for Cause, Par shall pay to Executive in a single lump-sum within forty-five (45) days of the date of termination an amount equal to any unpaid but earned Base Salary through the date of termination in accordance with Par’s regular payroll practices. Par shall also pay any annual bonus, pursuant to Section 2.2.1, earned but unpaid as of the date of termination for any previously completed fiscal year in accordance with the terms of the bonus, and such employee benefits as to which Executive may be entitled under the employee benefit plans of Employer.

3.3.2. Other than For Cause. In the event that the Employment Term is terminated pursuant to Section 3.2.1, 3.2.2, 3.2.3, 3.2.5 or 3.2.6, Par shall pay to Executive severance in an amount equal to two (2) times his Base Amount (the “Severance Amount”). For purposes hereof, “Base Amount” shall mean the sum of the Base Salary in effect on the Effective Date hereof and the amount of Executive’s last annual cash bonus for fiscal year 2011. Par shall pay the Severance Amount in equal semi-monthly installments for two (2) years commencing on the forty-fifth (45th) day after the date of termination. Payment of the Severance Amount is subject to Executive’s continued compliance with the terms of Section 4. Par shall also pay any annual bonus earned but unpaid as of the date of termination for any previously completed fiscal year in accordance with the terms of the bonus, and such employee benefits as to which Executive may be entitled under the employee benefit plans of Employer.

3.3.3. Expiration of Employment Term. Upon expiration of the Employment Term, Par shall pay Executive the Severance Amount in accordance with the payment provisions of Section 3.3.2.

3.3.4. Post-Employment Term Benefits. Upon expiration or termination of the Employment Term, Employer shall reimburse Executive for any unpaid expenses pursuant to Section 2.4.1, and Executive will have the opportunity and responsibility to elect COBRA continuation coverage pursuant to the terms of that law and will thus be responsible for the execution of the continuation of coverage forms upon termination of his insurance coverage. Except as provided immediately below, Executive will be responsible for all COBRA premiums. If Executive is terminated pursuant to Sections 3.2.2, 3.2.3, 3.2.5 or 3.2.6, or upon the expiration of the Employment Term pursuant to Section 3.1, Employer shall pay monthly to Executive the premium cost of Executive’s continued participation in all medical and health plans and programs of Employer pursuant to COBRA for a period of up to eighteen (18) months (the “Benefits Period”), subject to Executive’s continued compliance with the terms of Section 4; provided, however, that Executive’s continued participation is permissible under the terms and provisions of such plans and programs, and Employer’s payment of COBRA premiums does not violate the nondiscrimination rules of the Patient Protection and Affordable Care Act of 2010; and provided, further, that if Executive becomes entitled to equal or comparable benefits from a subsequent employer during the Benefits Period, Employer’s obligations under this Section 3.3.4 shall end as of such date. Employer shall commence payment of COBRA premiums on the forty-fifth (45th) day after the date of termination.

3.4. Post-Termination Services. Notwithstanding the foregoing, in the event that the Employment Term expires and is not renewed, Executive shall continue to provide services to Parent as a non-employee Chairman of the Board of Directors of Parent until he resigns or is removed in accordance with the articles of organization and the by-laws of Parent. The amount of time that Executive is expected to work in connection with his services as non-employee Chairman is less than 20% (twenty percent) of the average time that the Executive spent in connection with the performance of services as an employee during the thirty six (36) months immediately preceding the end of the Employment Term. For his services as non-employee Chairman, Executive shall be compensated in the amount of $300,000 (Three Hundred Thousand Dollars) per annum, paid in equal calendar quarterly installments; provided that the initial payment shall be pro-rated to reflect the number of days Executive serves as non-employee Chairman in the initial calendar quarter following the expiration of the Employment

Term. Such payments shall be the sole cash compensation for such services, and Executive shall not be eligible to participate in Employer’s employee benefit plans or receive any perquisites or fringe benefits, other than as provided in Section 3.3.4 and except with respect to participation in Employer’s equity compensation plans in accordance with their terms. This Section 3.4 shall survive the expiration of Executive’s Employment Term.

4. Confidentiality/Non-Solicitation/Non-Compete.

4.1. “Confidential Information” Defined. “Confidential Information” means any and all information (oral or written) relating to Employer or any Subsidiary or any person or entity controlling, controlled by, or under common control with Employer or any Subsidiary or any of their respective activities, including, but not limited to, information relating to: technology, research, test procedures and results; business strategies and plans; machinery and equipment; manufacturing processes; financial information; products; identity and description of materials and services used; purchasing; costs; pricing; customers and prospects; advertising, promotion and marketing strategies and plans; and information pertaining to any governmental investigation, except such information which becomes public, other than as a result of a breach of the provisions of Section 4.2.

4.2. Non-disclosure of Confidential Information. Executive shall not at any time (other than as may be required or appropriate in connection with the performance by him of his duties hereunder), directly or indirectly, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever for the benefit of any person or entity other than Employer (except as may be required under legal process by subpoena or other court order).

4.3. Non-Solicitation. Executive shall not, while employed by Employer and for a period of eighteen (18) months following the termination of Executive’s service relationship with Employer, including service on the Board of Directors of Parent, directly or indirectly, hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, lessor, lessee, licensor, licensee, customer, prospective customer, or supplier of Employer or any of its Subsidiaries to discontinue or alter his or its relationship with Employer or any of its Subsidiaries.

4.4. Non-Competition. Executive shall not, while employed by Employer and for a period of eighteen (18) months following the termination of Executive’s service relationship with Employer, including service on the Board of Directors of Parent, directly or indirectly provide any services (whether in the management, sales, marketing, public relations, finance, research, development, general office, administrative, or other areas) as an employee, agent, stockholder, officer, director, consultant, advisor, investor, or other representative of any company in the generic pharmaceutical business, any other pharmaceutical company that has a generic pharmaceutical line of business, or any other entity, individual, or affiliate of such company or individual that competes directly with Employer’s specialty pharmaceutical business, in each case, in any state or country in which Employer does or seeks to do business. However, the restrictions of this Section 4.4 shall not prohibit Executive from being a passive owner of not more than one (1%) percent of any publicly-traded class of capital stock of any entity engaged in a competing business.

4.5. Injunctive Relief. The parties hereby acknowledge and agree that (a) the type, scope and periods of restrictions imposed in Section 4 are necessary, fair and reasonable to protect Employer’s legitimate business interests and to prevent the inevitable disclosure of Employer’s Confidential Information; (b) Employer will be irreparably injured in the event of a breach by Executive of any of his obligations under this Section 4; (c) monetary damages will not be an adequate remedy for any such breach; (d) Employer will be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach; and (e) the existence of any claims that Executive may have against Employer, whether under this Agreement or otherwise, will not be a defense to the enforcement by Employer of any of its rights under this Section 4.

4.6. Non-exclusivity and Survival. The covenants of Executive contained in this Section 4 are in addition to, and not in lieu of, any obligations that Executive may have with respect to the subject matter hereof, whether by contract, as a matter of law or otherwise, and such covenants and their enforceability shall survive any expiration or termination of the Employment Term.

5. Miscellaneous Provisions.

5.1. Severability. If, in any jurisdiction, any term or provision hereof is determined to be invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired; (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; and (c) the invalid or unenforceable term or provision shall, for purposes of such jurisdiction, be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

5.2. Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

5.3. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed duly given upon receipt when delivered by hand or overnight delivery, upon receipt if transmitted before 5:00 p.m. local time on a business day, and otherwise on the next business day, when delivered by facsimile transmission or telecopy (with confirmed delivery), or three (3) business days after posting, when delivered by registered or certified mail or private courier service, postage prepaid, return receipt requested, as follows:

If to Employer, to:

Par Pharmaceutical, Inc.

300 Tice Boulevard

Woodcliff Lake, New Jersey 07677

Attention: General Counsel

Telecopy No. 201-802-4600

Copy to:

Ropes & Gray LLP

800 Boylston Street

Prudential Tower

Boston, MA 02199-3600

Attention: Loretta Richard, Esq.

Facsimile No.: 617-235-0409

If to Executive, to:

Patrick LePore

c/o Par Pharmaceutical, Inc.

300 Tice Boulevard

Woodcliff Lake, New Jersey 07677

Telecopy No: 201-802-4600

or to such other address(es) as a party hereto shall have designated by like notice to the other parties hereto.

5.4. Amendment. No provision of this Agreement may be modified, amended, waived or discharged in any manner except by a written instrument executed by both Par and Executive.

5.5. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof, including, but not limited to, the parties’ Prior Employment Agreement; provided that Executive shall remain eligible to receive a bonus under the 2012 Anchen Integration Bonus Opportunity and the CEO Long-Term Plan contemplated by the Prior Employment Agreement, in each case, subject to the terms thereof.

5.6. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and to be wholly performed therein.

5.7. Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

5.8. Binding Effect; Successors and Assigns. Executive may not delegate any of his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives and beneficiaries, successors and permitted assigns. Employer shall require any successor

(whether direct or indirect and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by an agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform if no such transaction had taken place.

5.9. Waiver, etc. The failure of either of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto thereafter to enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

5.10. Capacity, etc. Executive and Employer hereby represent and warrant to the other that, as the case may be: (a) he or it has full power, authority and capacity to execute and deliver this Agreement, and to perform his or its obligations hereunder; (b) such execution, delivery and performance shall not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he or it is a party or he or it is otherwise bound; and (c) this Agreement is his or its valid and binding obligation enforceable in accordance with its terms.

5.11. Enforcement; Jurisdiction. If any party institutes legal action to enforce or interpret the terms and conditions of this Agreement, the applicable court shall award the prevailing party reasonable attorneys’ fees at all trial and appellate levels, and the expenses and costs incurred by such prevailing party in connection therewith, subject to the requirements of Treas. Reg. §1.409A-3(i)(1)(iv). Subject to Section 5.12, any legal action, suit or proceeding, in equity or at law, arising out of or relating to this Agreement shall be instituted exclusively in the State or Federal courts located in the State of New Jersey, and each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that such party is not subject personally to the jurisdiction of any such court, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or should be transferred, or that this Agreement or the subject matter hereof may not be enforced in or by any such court. Each party further irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, return receipt requested or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. Nothing herein contained shall be deemed to affect or limit the right of any party to serve process in any other manner permitted by applicable law.

5.12. Arbitration.

(a) Any dispute under Section 3, including, but not limited to, the determination by the Board of a termination for Cause pursuant to Section 3.2.4, or in respect of the breach thereof (other than a claim for equitable relief) shall be settled by arbitration in

New Jersey. The arbitration shall be accomplished in the following manner. Either party may serve upon the other party written demand that the dispute, specifying the nature thereof, shall be submitted to arbitration. Within ten (10) days after such demand is given in accordance with Section 5.3, each of the parties shall designate an arbitrator and provide written notice of such appointment upon the other party. If either party fails within the specified time to appoint such arbitrator, the other party shall be entitled to appoint both arbitrators. The two (2) arbitrators so appointed shall appoint a third arbitrator. If the two arbitrators appointed fail to agree upon a third arbitrator within ten (10) days after their appointment, then an application may be made by either party hereto, upon written notice to the other party, to the American Arbitration Association (the “AAA”), or any successor thereto, or if the AAA or its successor fails to appoint a third arbitrator within ten (10) days after such request, then either party may apply, with written notice to the other, to the Superior Court of New Jersey, Bergen County, for the appointment of a third arbitrator, and any such appointment so made shall be binding upon both parties hereto.

(b) The decision of the arbitrators shall be final and binding upon the parties. The party against whom the award is rendered (the “non-prevailing party”) shall pay all fees and expenses incurred by the prevailing party in connection with the arbitration (including fees and disbursements of the prevailing party’s counsel), as well as the expenses of the arbitration proceeding. The arbitrators shall determine in their decision and award which of the parties is the prevailing party, which is the non-prevailing party, the amount of the fees and expenses of the prevailing party and the amount of the arbitration expenses. The arbitration shall be conducted, to the extent consistent with this Section 5.12, in accordance with the then prevailing rules of commercial arbitration of the AAA or its successor. The arbitrators shall have the right to retain and consult experts and competent authorities skilled in the matters under arbitration, but all consultations shall be made in the presence of both parties, who shall have the full right to cross-examine the experts and authorities. The arbitrators shall render their award, upon the concurrence of at least two of their number, not later than thirty (30) days after the appointment of the third arbitrator. The decision and award shall be in writing, and counterpart copies shall be delivered to each of the parties. In rendering an award, the arbitrators shall have no power to modify any of the provisions of this Agreement, and the jurisdiction of the arbitrators is expressly limited accordingly. Judgment may be entered on the award of the arbitrators and may be enforced in any court having jurisdiction.

5.13. Section 409A. Executive and Employer acknowledge that they intend that the compensation arrangements set forth in this Agreement comply with the requirements of, or the requirements of an exemption from, Section 409A of the Internal Revenue Code (together with the regulations thereunder, “Section 409A”), and the Agreement shall be construed in accordance therewith. Any reimbursement made pursuant to Section 2.4.1 that would constitute nonqualified deferred compensation subject to Section 409A shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred. Executive’s entitlement to any other reimbursements shall be subject to the terms and conditions of Employer’s reimbursement policy for executive officers, which shall comply with the requirements of Section 409A to the extent applicable. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

5.14. Section 280G. In the event that any payments, benefits or entitlements of any type payable to Executive (“CIC Benefits”) under this Agreement (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s CIC Benefits shall be reduced, and Executive hereby waives all rights to such payments, to the extent necessary to prevent any portion of such benefits from being subject to the Excise Tax (the “Reduced Amount”); provided that such amounts shall not be so reduced if, without such reduction, Executive would be entitled to receive and retain (on a net-after-tax basis and taking into account the Excise Tax payable under Section 4999 of the Code), an amount that is greater than the Reduced Amount (on a net-after-tax basis). In the event of a reduction of benefits hereunder, benefits shall be reduced by first reducing or eliminating the portion of the CIC Benefits that are payable in cash and then by reducing or eliminating the non-cash portion of the CIC Benefits, in each case, in reverse order beginning with payments or benefits which are to be paid the furthest in the future.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

SKY GROWTH HOLDINGS CORPORATION

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President and Secretary

PAR PHARMACEUTICAL, INC.

By:	/s/ Barry J. Gilman
Name: Barry J. Gilman
Title: Secretary

EXECUTIVE

/s/ Patrick LePore
Patrick LePore

ACKNOWLEDGED AND AGREED AS TO SECTION 1.3:

PAR PHARMACEUTICAL COMPANIES, INC.

By:	/s/ Barry J. Gilman
Name: Barry J. Gilman
Title: Secretary

EXHIBIT A

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (“Release”), dated                     , is given by                      (“EMPLOYEE”) to Par Pharmaceutical Companies, Inc., and Par Pharmaceutical, Inc., each a Delaware corporation, and any of their parent and subsidiary corporations, affiliates, departments and divisions (collectively, “THE COMPANY”). The Effective Date of this Release shall be as set forth in Section 6 herein.

RECITALS

WHEREAS, EMPLOYEE has been employed by THE COMPANY as                     ;

WHEREAS, EMPLOYEE signed an Employment Agreement with THE COMPANY on September 28, 2012 in which EMPLOYEE agreed that all payments and benefits upon his/her separation from THE COMPANY were contingent upon his/her signing of Separation Agreement and Release against THE COMPANY within thirty (30) days after the date of separation; and

WHEREAS, as a result of EMPLOYEE’s separation from THE COMPANY, the parties wish to fully and finally resolve all issues concerning EMPLOYEE’s employment relationship with THE COMPANY and to reiterate certain terms contained in EMPLOYEE’s Employment Agreement.

NOW, IN CONSIDERATION of the mutual promises and covenants in the Employment Agreement and this Release, the sufficiency of which EMPLOYEE acknowledges, the parties agree as follows:

OPERATIVE PROVISIONS

1.1. Separation of Employment. THE COMPANY and EMPLOYEE agree that EMPLOYEE shall separate from THE COMPANY effective at the end of business on                          (“Separation Date”), such separation of employment with THE COMPANY occurring pursuant to Section              of the Employment Agreement by and between the parties.

1.2. Pay, Benefits and Equity Upon Separation.

(a)	Separation Pay. On account of EMPLOYEE’s separation from THE COMPANY, THE COMPANY shall pay EMPLOYEE the severance payments as is required in accordance with and subject to the terms of the Employment Agreement. The payments shall be subject to all appropriate federal and state withholding and employment taxes.

(b)	Benefits/Termination. In accordance with the term of the Employment Agreement, EMPLOYEE will have the opportunity and responsibility to elect COBRA continuation coverage pursuant to the terms of that law and will thus be responsible for the execution of the continuation of coverage forms upon termination of his/her insurance coverage. Except as otherwise set forth in the Employment Agreement, EMPLOYEE will be responsible for all COBRA premiums.

(c)	Equity Awards. Any equity awards granted to EMPLOYEE during his/her employment shall vest in accordance with and subject to the terms of the applicable equity plans and award agreements.

(d)	Unused Vacation. THE COMPANY shall, in a single lump-sum within forty-five (45) days of the Separation Date, pay EMPLOYEE for his/her unused vacation days, which THE COMPANY and EMPLOYEE agree total days.

(e)	Reimbursement of Expenses. THE COMPANY shall, in a single lump-sum within forty-five (45) days of the Separation Date, reimburse EMPLOYEE for any unpaid expenses pursuant to the terms of the Employment Agreement, which THE COMPANY and EMPLOYEE agree total $ .

(f)	No Other Payments. EMPLOYEE acknowledges and agrees that subject to and including those payments referenced herein, he/she has been paid in full for all work performed, and has received reimbursement for all business expenses, and is entitled to no further payments or bonuses from THE COMPANY whatsoever for services rendered or any other reason, except as set forth herein.

(g)	Payment Terms. In accordance with and subject to the covenants contained in the Employment Agreement, the payments and benefits contained in this Section 2 are contingent upon EMPLOYEE’s continued compliance with the terms of the Employment Agreement, as referenced in Sections 7 through 9 herein

(h)	Recovery of Compensation in Certain Circumstances. Notwithstanding any other provision of this Agreement, if THE COMPANY determines that it is required to restate its financial statements due to material noncompliance with any financial reporting requirement under the law, whether such noncompliance is the result of misconduct or other circumstances, EMPLOYEE shall be required to reimburse THE COMPANY for any bonus, equity awards or other incentive compensation received by EMPLOYEE to the extent required by and otherwise in accordance with applicable law and any policies of THE COMPANY.

1.3. Consideration.

(a)	No Disparagement. EMPLOYEE agrees to refrain from any publication or any type of communication, oral or written, of a defamatory or disparaging statement pertaining to THE COMPANY, its past, present and future officers, directors, agents, employees or representatives. THE COMPANY agrees to refrain from any publication or any type of communication, oral or written, of a defamatory or disparaging statement pertaining to EMPLOYEE. Nothing in this Section shall be construed as prohibiting THE COMPANY from making any disclosures as required by law or statute, including the release of such information as is required to be disclosed by THE COMPANY in connection with any legal proceeding, filing with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, or as otherwise required by law.

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(b)	Sufficiency of Consideration. No Admission of Liability. The parties agree that the consideration paid to EMPLOYEE by the terms of this Release is good and sufficient consideration for this Release. EMPLOYEE acknowledges that neither this Release, nor any of the payments or benefits tendered in conjunction herewith, shall be taken or construed to be an admission or concession of any kind with respect to alleged liability or alleged wrongdoing by THE COMPANY.

1.4. General Release and Waiver of Claims.

(a)	Solely in connection with EMPLOYEE’s employment relationship with THE COMPANY, in accordance with the terms of the Employment Agreement, and in consideration of the additional promises and covenants made by THE COMPANY in this Release, EMPLOYEE hereby knowingly and voluntarily compromises, settles and releases THE COMPANY and the Related Parties (as defined below) from any and all past, present, or future claims, demands, obligations, or causes of action, whether based on tort, contract, statutory or other theories of recovery for anything that has occurred up to and including the date of EMPLOYEE’s execution of this Release. The released claims include those EMPLOYEE may have or has against THE COMPANY, or which may later accrue to or be acquired by EMPLOYEE against THE COMPANY or its predecessors, successors in interest, assigns, parent and subsidiary organizations, affiliates, and partners, and their past, present, and future officers, directors, shareholders, agents, employee benefit plans, representatives, and employees, and their heirs, successors and assigns, and all others connected with any of them, whether directly or indirectly related to the employment relationship between the parties or not (collectively, the “Related Parties”). Such release shall not constitute a waiver of the EMPLOYEE’s right to indemnification which may be provided to him/her pursuant to the terms and conditions of any policy, bylaw of or other agreement with THE COMPANY in effect on the Separation Date.

(b)

By way of specification, but not of limitation, EMPLOYEE specifically agrees to release and waive all claims for wrongful termination and any claim for retaliation or discrimination in employment under federal or state law or regulation including, but not limited to, discrimination based on age, sex, race, disability, handicap, national origin or any claims under Title VII of The Civil Rights Act of 1964, 42 U.S.C. §2000 et seq.; Section 1981 of the Civil Rights Act of 1866, as amended; The Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act (ADEA); the Fair Labor Standards Act, 29 U.S.C. §201 et seq. (FLSA) (to the extent permitted by law); the Lilly Ledbetter Fair Pay Act; the Family and Medical Leave Act, 29 U.S.C. §2601 et seq. (FMLA); the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA); the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq. (ADA); the Rehabilitation Act, 29 U.S.C. §701 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq. (ERISA); the National Labor Relations Act, 29 U.S.C. §151 et seq. (NLRA); the New Jersey Law Against Discrimination, N.J.S.A. 10:5-1 et seq. (NJLAD); the Conscientious Employee Protection Act, N.J.S.A.

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34:19-1 et seq. (CEPA); the New Jersey Family Leave Act, N.J.S.A. 34:11B-1 et seq. (NJFLA); The New Jersey Workers’ Compensation Act, N.J.S.A. 34:15-1 et seq. (to the extent permitted by law); the New Jersey Wage and Hour Laws, N.J.S.A. 34:11-56a et seq.; as well as any and all common law claims for compensatory and punitive damages and attorneys’ fees, costs or other expenses.

1.5. Covenant Not to Sue.

(a)	EMPLOYEE represents and agrees that EMPLOYEE has not filed any lawsuits or arbitrations against THE COMPANY or any of the Related Parties, or filed or caused to be filed any charges or complaints against THE COMPANY or any of the Related Parties with any municipal, state or federal agency charged with the enforcement of any law or any self-regulatory organization.

(b)	EMPLOYEE agrees, not inconsistent with EEOC Enforcement Guidance on Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by law, not to sue or file a charge, complaint, grievance or demand for arbitration against THE COMPANY in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involved THE COMPANY, and that occurred up, to and including the date of EMPLOYEE’s execution of this Release, other than those non-employment-related counterclaims that EMPLOYEE might assert against THE COMPANY if THE COMPANY were to sue EMPLOYEE, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body, or unless required to enforce this Release.

(c)	Nothing in this Release shall prevent EMPLOYEE from (i) commencing an action or proceeding to enforce this Release, or (ii) exercising EMPLOYEE’s right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of EMPLOYEE’s waiver of ADEA claims set forth in this Release.

1.6. Consideration and Revocation Periods: Effective Date. EMPLOYEE understands and acknowledges that the ADEA requires THE COMPANY to provide EMPLOYEE with at least twenty one (21) calendar days to consider this Release (“Consideration Period”) prior to its execution. EMPLOYEE also understands that he/she is entitled to revoke this Release at any time during the seven (7) days following EMPLOYEE’s execution of this Release (“Revocation Period”) by notifying THE COMPANY in writing of his/her revocation. This Release shall become effective on the day after the seven-day Revocation Period has expired unless timely notice of EMPLOYEE’s revocation has been delivered to THE COMPANY (the “Effective Date”).

1.7. Confidential Information. EMPLOYEE acknowledges that during EMPLOYEE’s employment with THE COMPANY, EMPLOYEE has had access to Confidential Information, as defined in the Employment Agreement. In accordance with and subject to the covenants contained in the Employment Agreement, EMPLOYEE shall not at any time, other than as may be required in connection with the performance by him/her of any remaining duties or obligations under the Employment Agreement or in his/her performance of services as a member of the Board of Directors of THE COMPANY, directly or indirectly, use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever (except as may be required under legal process by subpoena or other court order).

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1.8. Covenants Not to Solicit. In accordance with and subject to the covenants contained in the Employment Agreement, for a period of eighteen (18) months following the date that EMPLOYEE’s service relationship with THE COMPANY terminates, including service as a member of the Board of Directors of THE COMPANY, directly or indirectly, hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, lessor, lessee, licensor, licensee, customer, prospective customer, or supplier of THE COMPANY or any of its subsidiaries to discontinue or alter his/her or its relationship with THE COMPANY or any of its subsidiaries. This provision shall not apply if not otherwise provided under the terms of the Employment Agreement.

1.9. Covenants Not to Compete. In accordance with and subject to the covenants contained in the Employment Agreement, for a period of eighteen (18) months following the date that EMPLOYEE’s service relationship with THE COMPANY terminates, including service as a member of the Board of Directors of THE COMPANY, EMPLOYEE shall not, directly or indirectly, provide any services (whether in the management, sales, marketing, public relations, finance, research, development, general office, administrative, or other areas) as an employee, agent, stockholder, officer, director, consultant, advisor, investor, or other representative of THE COMPANY’S competitors in the branded or generic pharmaceutical industry in any state or country in which THE COMPANY does or seeks to do business. THE COMPANY’S competitors include any entity, individual, or affiliate of such company or individual that develops, sells, markets, or distributes any products that compete with or are the same or similar to those of THE COMPANY. Nothing herein shall prevent EMPLOYEE from being a passive owner of not more than one (1%) percent of any publicly-traded class of capital stock of any entity engaged in a competing business.

1.10. Confidentiality. EMPLOYEE agrees to keep both the existence and the terms of this Release completely confidential, except that EMPLOYEE may discuss this Release with EMPLOYEE’s attorney, accountant, or other professional person who may assist EMPLOYEE in evaluating, reviewing, or negotiating this Release, and as otherwise permitted or required under applicable law. EMPLOYEE understands and agrees that his/her disclosure of the terms of this Release contrary to the terms set forth herein will constitute a breach of this Release; provided that EMPLOYEE may disclose the existence of his/her covenants not to solicit and compete to a successor employer or potential successor employer.

1.11. No Public Statements. EMPLOYEE and THE COMPANY represent and warrant that they will refrain from making any public statement regarding EMPLOYEE’s separation from THE COMPANY absent written approval from the other, except that THE COMPANY is permitted to make any disclosures regarding EMPLOYEE’ s status or this Release as required by law or regulations, including release of such information or that is required to be disclosed by THE COMPANY in its filings with the SEC.

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1.12. Disclosure of Information. EMPLOYEE represents and warrants that he/she is not aware of any material non-public information concerning THE COMPANY, its business or its affiliates that he/she has not disclosed to the Board of Directors of THE COMPANY prior to the date of this Release or that is required to be disclosed by THE COMPANY in its filings with the SEC and that has not been so disclosed.

1.13. Return of Company Property. On the Separation Date, EMPLOYEE agrees to deliver forthwith to THE COMPANY all of THE COMPANY’s property in his/her possession or under his/her custody and control, including but not limited to all keys, and tangible items, notebooks, documents, records and other data relating to research or experiments conducted by any person relating to the products, formulas, formulations, processes or methods of manufacture of THE COMPANY, and to its customers and pricing of products.

1.14. Continued Availability and Cooperation.

(a)	EMPLOYEE will make himself/herself reasonably available to THE COMPANY either by telephone or, if reasonably necessary, in person upon reasonable advance notice, to assist THE COMPANY in connection with any matter relating to services performed by him/her on behalf of THE COMPANY prior to the Separation Date.

(b)	EMPLOYEE further agrees that he/she will take reasonable actions to cooperate fully with THE COMPANY in relation to any investigation or hearing with the SEC or any other governmental agency, as well as in the defense or prosecution of any claims or actions now in existence, including but not limited to ongoing commercial litigation matters, shareholder derivative actions, and class action law suits, or which may be brought or threatened in the future against or on behalf of THE COMPANY, its directors, shareholders, officers, or employees.

(c)	EMPLOYEE will take reasonable actions to cooperate in connection with such claims or actions referred to above including, without limitation, his/her being available to meet with THE COMPANY to prepare for any proceeding (including depositions, fact-findings, arbitrations or trials), to provide affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting THE COMPANY.

(d)	EMPLOYEE further agrees that should he/she be contacted (directly or indirectly) by any individual or any person representing an individual or entity that is or may be legally or competitively adverse to THE COMPANY in connection with any claims or legal proceedings against THE COMPANY, he/she will promptly notify THE COMPANY of that fact in writing. Such notification shall include a reasonable description of the content of the communication with the legally or competitively adverse individual or entity.

(e)	Notwithstanding the provisions herein, EMPLOYEE acknowledges that his/her cooperation obligation requires him/her to participate truthfully and accurately in all matters contemplated under this Section.

1.15. Injunctive Relief. In accordance with the terms of the Employment Agreement, EMPLOYEE acknowledges that his/her failure to abide by Sections 7, 8, and 9 of this Release will result in immediate and irreparable damage to THE COMPANY and will entitle THE COMPANY to injunctive relief from a court having appropriate jurisdiction.

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1.16. Representation by Attorney. EMPLOYEE acknowledges that he/she has been given the opportunity to be represented by independent counsel in reviewing this Release, whether at the time of execution or in conjunction with execution of his/her Employment Agreement, and that EMPLOYEE understands the provisions of this Release and knowingly and voluntarily agrees to be bound by them.

1.17. No Reliance Upon Representations. EMPLOYEE hereby represents and acknowledges that in executing this Release, EMPLOYEE does not rely and has not relied upon any representation or statement made by THE COMPANY or by any of THE COMPANY’ s past or present agents, representatives, employees or attorneys with regard to the subject matter, basis or effect of this Release other than as set forth in this Release.

1.18. Tax Advice.

(a)	THE COMPANY makes no representations regarding the U.S. federal, state, local, non-U.S. or other tax consequences of the payments or benefits referred to above and provided for herein, and shall not be responsible for any tax liability, interest or penalty including but not limited to those which may arise under Internal Revenue Code Section 409A and the Patient Protection and Affordable Care Act of 2010, incurred by EMPLOYEE which in any way arises out of or is related to said payments or benefits. With the exception of the regular payroll deductions for employer-side U.S. federal, state, local, non-U.S. or other withholding and employment taxes, EMPLOYEE agrees that it shall be her sole responsibility to pay any amount that may be due and owing as U.S. federal, state, local, non-U.S. or other taxes, interest and penalties, including but not limited to those which may arise under Internal Revenue Code Section 409A, arising out of the payments or benefits provided for herein.

(b)	EMPLOYEE agrees and understands that she is not relying upon THE COMPANY or its counsel for any tax advice regarding the tax treatment of the payments made or benefits received pursuant to this Release, and EMPLOYEE agrees that she is responsible for determining the tax consequences of all such payments and benefits hereunder, including but not limited to those which may arise under Internal Revenue Code Section 409A, and for paying taxes, if any, that she may owe with respect to such payments or benefits.

(c)	EMPLOYEE further agrees to (i) hold harmless THE COMPANY and its attorneys against, and indemnify THE COMPANY and its attorneys for, any and all losses and/or damages arising from claims by the Internal Revenue Service (“IRS”), or any other taxing authority or other governmental agency (whether U.S. federal, state, local, non-U.S. or other), which may be made against THE COMPANY and its attorneys arising out of or relating to the payments or benefits hereunder as a result of EMPLOYEE’s reporting of such payments or benefits and (ii) reimburse THE COMPANY and its attorneys for any resulting payment, including without limitation, all penalties and interest payable to the IRS, or any other taxing authority or governmental agency.

(d)

EMPLOYEE and THE COMPANY further agree that they and their attorneys will give mutual notice of any such claims. EMPLOYEE agrees that she will cooperate in the defense of all claims arising out of or relating to EMPLOYEE’s reporting of the

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payments made or benefits received hereunder. In any action commenced against EMPLOYEE to enforce the provisions of this paragraph, THE COMPANY and its attorneys shall be entitled to recover their attorneys’ fees, costs, disbursements, and the like incurred in prosecuting the action.

1.19. Employment Agreement. The parties acknowledge and agree that all pertinent terms of the Employment Agreement (as amended herein) shall remain in full force and effect and are enforceable, to the extent any such terms therein survive or govern the period after the employment term set forth in that Employment Agreement. The event of revocation of this Release in accordance with Section 6 herein in no way affects the validity or enforceability of the Employment Agreement (except as and to the extent amended herein); and in the event of revocation, to the extent any pertinent terms of this Release reiterate or confirm the terms of the Employment Agreement, the Employment Agreement shall govern.

1.20. Entire Agreement. When read in conjunction with the Employment Agreement, this Release constitutes the entire agreement between the parties relating to EMPLOYEE’s separation from and release of employment-related claims against THE COMPANY, and it shall not be modified except in writing signed by the party to be bound.

1.21. Severability. If a court finds any provision of this Release invalid or unenforceable as applied to any circumstance, the remainder of this Release and the application of such provision shall be interpreted so as best to effect the intent of the parties hereto. The parties further agree to replace any such void or unenforceable provision of this Release with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the void or unenforceable provision.

1.22. Execution in Counterparts. This Release may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same Release (and all signatures need not appear on any one counterpart), and this Release shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

1.23. Governing Law and Jurisdiction. Notwithstanding any agreement to the contrary, this Release shall be governed by the laws of the State of New Jersey and any claims hereunder shall be pursued in the state or federal courts located in the State of New Jersey.

1.24. Survival of Terms. EMPLOYEE understands and agrees that the terms set out in this Release, including the confidentiality and non-solicitation provisions, shall survive the signing of this Release and the receipt of benefits thereunder.

1.25. Construction. The terms and language of this Release are the result of aim’s length negotiations between both parties hereto and their attorneys. Consequently, there shall be no presumption that any ambiguity in this Release should be resolved in favor of one party and against another. Any controversy concerning the construction of this Release shall be decided neutrally without regard to authorship.

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1.26. Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Release.

1.27. Binding Effect; Successors and Assigns. Executive may not delegate any of his/her duties or assign his/her rights hereunder. This Release shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Employer shall require any successor (whether direct or indirect and whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by an agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Release in the same manner and to the same extent that Employer would be required to perform if no such succession had taken place.

1.28. Waiver. The failure of either of the parties hereto to at any time enforce any of the provisions of this Release shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Release or any provision hereof or the right of either of the parties hereto thereafter to enforce each and every provision of this Release. No waiver of any breach of any of the provisions of this Release shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

1.29. Capacity. EMPLOYEE and THE COMPANY hereby represent and warrant to the other that, as the case may be: (a) he/she or it has full power, authority and capacity to execute and deliver this Release, and to perform his/her or its obligations hereunder; (b) such execution, delivery and performance shall not (and with the giving of notice or lapse of time or both would not) result in the breach of any agreements or other obligations to which he/she or it is a party or he/she or it is otherwise bound; and (c) this Release is his/her or its valid and binding obligation in accordance with its terms.

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EMPLOYEE AGREES THAT: (1) HE/SHE HAS FULLY READ THIS RELEASE; (2) HE/SHE HAS TAKEN THE TIME NECESSARY TO REVIEW COMPLETELY AND FULLY UNDERSTAND THIS RELEASE; AND (3) HE/SHE FULLY UNDERSTANDS THIS RELEASE, ACCEPTS IT, AGREES TO IT, AND AGREES THAT IT IS FULLY BINDING UPON HIM/HER FOR ALL PURPOSES.

SKY GROWTH HOLDINGS CORPORATION

By:
Name:
Title:

PAR PHARMACEUTICAL, INC.

By:
Name:
Title:

EMPLOYEE

[Name]

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EXHIBIT B

Position	Entity
Board member	Villanova University